Exhibit 12

GTE FLORIDA INCORPORATED AND SUBSIDIARIES

Statements of the Consolidated Ratio of Earnings to Fixed Charges


                                                                           Years Ended December 31,
                                            -----------------------------------------------------------------------------
                                              1999    1999(a)    1998     1998(a)     1997    1997(a)    1996      1995
                                            -------   -------   -------   -------   -------   -------   -------   -------
                                                                          (Dollars in Millions)
Net earnings available for fixed charges:
   Income before extraordinary charges      $ 269.3   $ 269.3   $ 187.9   $ 187.9   $ 223.7   $ 223.7   $ 198.1   $ 175.5
   Add - Income taxes                         170.9     170.9     112.3     112.3     147.5     147.5     123.7     104.6
       - Fixed charges                        154.2      70.4     174.4      77.6     140.8      79.2      74.3      74.2
                                            -------   -------   -------   -------   -------   -------   -------   -------

Adjusted earnings                           $ 594.4   $ 510.6   $ 474.6   $ 377.8   $ 512.0   $ 450.4   $ 396.1   $ 354.3
                                            =======   =======   =======   =======   =======   =======   =======   =======


Fixed charges:
   Interest expense                         $ 146.2   $  62.4   $ 164.8   $  68.0   $ 130.3   $  68.7   $  64.8   $  65.1
   Portion of rent expense representing
   interest                                     8.0       8.0       9.6       9.6      10.5      10.5       9.5       9.1
                                            -------   -------   -------   -------   -------   -------   -------   -------

Adjusted fixed charges                      $ 154.2   $  70.4   $ 174.4   $  77.6   $ 140.8   $  79.2   $  74.3   $  74.2
                                            =======   =======   =======   =======   =======   =======   =======   =======

RATIO OF EARNINGS TO FIXED CHARGES             3.85      7.25      2.72      4.87      3.64      5.69      5.33      4.77


(a) Excludes $83.8 million, $96.8 million and $61.6 million of interest expense associated with commercial paper issued by the Company's wholly-owned subsidiary, GTE Funding Incorporated (GTE Funding), on behalf of GTE's other domestic telephone operating subsidiaries for 1999-1997, respectively. This interest expense is approximately equal to the interest income received by the Company on affiliate notes between GTE Funding and such domestic telephone operating subsidiaries. GTE Funding provides short-term financing and investment vehicles and cash management services for the Company and six other of GTE's domestic telephone operating subsidiaries.